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FOR IMMEDIATE RELEASE                                                 Exhibit 99

Contact:
Lois DuBois                                                         Vic Kulkarni
Avant! Corporation                                                 Meta-Software
(408)738-8881 or (408) 523-8857                  (408) 369-5400 or (408)369-5484


                    Avant! and Meta-Software Agree to Merge

SUNNYVALE, Calif.- Aug. 22, 1996--Avant! Corp.(NASDAQ:AVNT) and Meta-Software Inc. (NASDAQ:MESW) today announced the signing of a definitive agreement to merge. Gerald C. Hsu will remain as Avant! chairman, president, and CEO; Shawn
M. Hailey, Meta-Software's founder, chairman, president, and CEO will join the Avant! board of directors.

     The merger agreement provides that Avant! will issue a maximum of 5,079,365 shares of Avant! common stock in exchange for all outstanding Meta-Software equity. The proposed merger transaction will be accounted for as a pooling of interests and is expected to close in the fourth quarter of 1996. The merger is expected to be accretive for Avant! shareholders. The closing of the merger is subject to regulatory and stockholder approval, the availability of pooling-of-interests accounting treatment, and other customary closing conditions.

     "Meta-Software brings tremendous business value to Avant!," said Gerald C. Hsu, "with its strong revenue stream from HSPICE - the best of the SPICE breed of analog/mixed-signal simulators - the Meta-Labs characterization services, and MASTER Toolbox cell library program." Meta-Software has an installed base of more than 1,500 customers worldwide.

     "The combination of Avant!'s leadership in deep submicron ICDA,
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Meta-Software's large customer base in SPICE circuit simulation and analysis, and Anagram's momentum in fast high-capacity circuit simulation gives us in impressive combination in physical design and analysis," added Hsu. "With this merger, Avant! now has three major focused business areas: place and route, verification, and circuit simulation and analysis."

     "Avant! has been growing over the years by developing core technology internally as well as merging with the best technology companies, beginning with ArcSys and ISS, Anagram, and now Meta-Software. Our technology and products include IC place and route, RC extraction, circuit simulation, timing and power analysis, and physical verification."

     "We expect that the combined product offerings of Avant!, Anagram, and Meta-Software will be extremely attractive to the deep submicron market's needs for circuit simulation, timing, power, and noise analysis," said Shawn Hailey.

     Avant! is the technology leader in physical design software for deep submicron high-performance integrated circuits (ICs), and Meta-Software is the leader in deep submicron IC simulation and device modeling. Avant! Last week announced its intention to merge with Anagram Inc., a privately held company also specializing in circuit simulation and analysis technology.

About Meta-Software

     Meta-Software, founded in 1980, delivers circuit and timing simulation tools and IC library generation products that address IC design challenges in deep submicron semiconductor process technologies. Meta-Software's HSPICE is used as a sign-off simulator by designers in 46 of 50 U.S. semiconductor companies.
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     The company's MASTER Toolbox/(TM)/ cell characterization program  automates the generation of accurate synthesis and logic libraries. MetaCircuit/(TM)/ is a high-performance timing simulator, that provides designers with the ability to rapidly simulate in excess of one million transistors with extremely accurate results. Meta-Labs/(TM)/ services generate process libraries by characterizing the behavior of silicon fabricated using a particular foundry process. MetaManager/(TM)/is a powerful circuit design and simulation control environment. The company is headquartered in Campbell, Calif., and employs about 120 people. Telephone: 408/369-5400, fax: 408/371-5638. Website: www.metasw.com.



About Avant!

     Avant! Corp. develops, markets, and supports integrated circuit design automation (ICDA) software for deep submicron ICs, microprocessors, microcontrollers, application-specific standard products (ASSPs) and complex application-specific integrated circuits (ASICs). The company's products are used for the design and production of high-performance ICs at more than 160 customer sites around the world. Company headquarters are in Sunnyvale, Calif.; telephone: 408/738-8881, fax: 408/738-8508, Web site: www.avanticorp.com.

This press release contains certain forward-looking statements, including without limitation statements relating to the business, prospects and results of operations of the combined company intended to be formed by the
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Avant!-Meta-Software merger. These forward-looking statements involve risks and uncertainties, including without limitation that the merger may not be consummated; that the combined company will not successfully integrate products, technologies and personnel; that product overlap may occur; that litigation and other contingencies may adversely affect the combined company; and other risks and uncertainties indicated from time to time in Avant!'s and Meta's filings with the Securities and Exchange Commission.

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